Exhibit 10.27

SEPARATION AND SETTLEMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the 3rd day of June, 2005 by and between GLOBAL PAYMENTS INC., a Georgia corporation with its headquarters in Atlanta, Georgia (“Company”) and Jeffery C. McWey (hereinafter “McWey”). The “Effective Date” of this Agreement is defined in Paragraph 10.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Company and McWey agree as follows:

1. Termination of Employment Agreement and Employment.

Both parties agree that the employment agreement between McWey and Global Payments Inc. which is dated October 26, 2001 is hereby terminated as of the Termination Date of this Agreement. McWey’s employment with Company and all of its parents, affiliates, and subsidiaries is terminated effective June 3, 2005 (the “Termination Date”), except for the provisions of Section 13 of such employment agreement which survive termination of such agreement. McWey acknowledges and agrees that Company has met all of its obligations to McWey and has paid him all salary, wages, overtime payments, commissions, bonuses, accrued benefits and other amounts due to him through the date of this Agreement. This Agreement is intended to settle any and all claims McWey may have or claim to have against Company and all of its parents, affiliates and subsidiaries. McWey agrees that, except for payments specifically set forth in Paragraph 2A of this Agreement, neither Company nor any of its parents, affiliates, or subsidiaries owes any additional amounts to McWey for any reason. McWey further acknowledges and agrees that he has received proper notice of his option to continue his medical and dental insurance beyond the Normal Severance Period pursuant to COBRA coverage continuation rules, of his obligation to make timely monthly premium payments to continue such coverage and of his opportunity and the proper procedures to convert his group life insurance to a personal policy.

2. Separation Payments/Acceleration of Stock Options and Restricted Stock Vesting

In consideration of McWey’s general release and other promises contained in this Agreement, Company agrees to the following:

(A) for the longer of six (6) months or until McWey becomes employed with a subsequent employer, earns an income from becoming an owner, partner, or an independent contractor of any other entity, or in the event McWey earns an income from becoming a consultant, starting a business, or otherwise (except as specifically set forth below regarding certain board positions), but in no event to exceed eighteen (18) months from the Date of Termination (the “Normal Severance Period”), the Company will continue to pay McWey an amount equal to his bi-weekly Base Salary of $11923.07, payable in accordance with Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if McWey violates any of the Restrictive Covenants (as defined in Section 13 of the terminated employment agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation. Notwithstanding the foregoing, McWey shall be entitled to receive compensation as a member of a board of directors of a company and not forfeit his right to receive severance hereunder, provided that (a) such company does not offer any products or services that competes with any products or services offered by the Company or any of its parents, affiliates, or subsidiaries, (b) such company does not fall within the definition of “Competitor” as defined in the employment agreement, (c) such compensation arises solely from his position as a member of the board of directors for such company and not for any additional services, and (d) such compensation is no greater than that received by any other member of the same board of directors. McWey shall be paid $187,000 in bonus for fiscal year 2005 but shall have a Bonus Opportunity of 0 for fiscal year 2006. McWey shall not be eligible for any additional stock option grants or restricted stock grants. From June 4, 2005 until the end of the Normal Severance Period, McWey shall only have medical benefits, dental benefits, and vision benefits. Any employee contribution attributable to such benefits shall be deducted from the amounts payable to McWey hereunder. Any other benefits shall terminate as of the Termination Date. All amounts paid hereunder shall be subject to required tax withholding and any other normal withholdings.

Except as specifically set forth above, the Company’s obligation to provide the foregoing payments and benefits shall immediately terminate (i) in the event McWey becomes employed with a subsequent employer, earns an income from becoming an owner, partner, or an independent contractor of any other entity, or in the event McWey earns an income from becoming a consultant, starting a business, or otherwise (except as specifically set forth above regarding certain board positions) or (ii) in the event McWey violates any of the provisions of Sections 6, 7, 8, of this Agreement or Section 13 of the terminated employment agreement or (iii) in the event McWey violates any of the other provisions of this Agreement and fails to remedy such violation to the satisfaction of the Chief Executive Officer within ten (10) days of notice of such violation.

(B) The following options to acquire common stock of the Company that would have become vested (by lapse of time) after the Termination Date had McWey remained employed during such period will become immediately vested as of the Effective Date:

Option number	Grant Date	Vesting Date	Exercise price	Shares
00000408	10/26/2001	10/26/2005	$30.12	12,450
00000408	10/26/2001	10/26/2006	$30.12	14,940
00000623	06/03/2002	06/03/2006	$36.47	7,500
00000623	06/03/2002	06/03/2007	$36.47	9,000
00000809	08/07/2003	08/07/2005	$33.81	7,653
00000809	08/07/2003	08/07/2006	$33.81	7,653
00001181	06/01/2004	06/01/2006	$46.70	6,250
00001181	06/01/2004	06/01/2007	$46.70	6,250

All other unvested option grants shall immediately terminate as of the Effective Date. Notwithstanding the provisions of the applicable option agreement, all of McWey’s vested but unexercised options as of the Effective Date (including those listed above with accelerated vesting) shall remain exercisable through the earlier of (A) the original expiration date of the option, or (B) the 90th day following the end of the Normal Severance Period.

The following grants of restricted stock that would have become vested (by lapse of time) after the Termination Date had McWey remain employed during such period will become immediately vested as of the Effective Date:

Number	Grant Date	Vesting Date	Shares
00000436	06/03/2002	06/03/2006	10,000
00000814	08/07/2003	08/07/2005	4,930
00000814	08/07/2003	08/07/2006	4,930
00000814	08/07/2003	08/07/2007	4,930

McWey acknowledges the receipt and sufficiency of the consideration paid pursuant to this paragraph and expressly agrees that no further act or payment is owed by Company or any of its officers, directors, trustees, stockholders, employees, partners, members, agents, representatives, parent corporations, subsidiaries, affiliates, estates, successors, assigns or attorneys to McWey or to any of his attorneys, agents or assigns. McWey agrees that Company’s failure to make timely payment of any amount due pursuant to Section 2A shall not constitute a default or breach unless and until Company has failed to tender payment of such amount within ten (10) business days after receiving written notice from McWey that he has not received timely payment.

3. McWey’s General Release Of All Claims And Potential Claims Against Company

In consideration of the payments made to him by Company, the settlement of disputed claims and the promises contained in this Agreement, McWey, on behalf of himself and his agents and successors in interest, hereby enters into the release attached hereto as Exhibit A, which is hereby incorporated by reference into this Agreement.

4. Denial of Liability.

Neither Company’s agreement to pay the sums described above nor anything else connected with this Agreement is to be construed as evidence of an admission of liability or of any discriminatory or otherwise unlawful actions or practices on the part of Company or any of the Releasees. Company expressly denies all liability to McWey.

5. Non-Assignment of Claims.

McWey hereby acknowledges, understanding that the truth of said acknowledgment is necessary to the making of this Agreement, that he has no claim, allegation, complaint or charge of any kind pending in any forum against Company or any Releasee as of the date of execution of this Agreement and that he has not heretofore assigned or otherwise transferred any of the claims released by him through this Agreement.

6. McWey Cooperation.

McWey agrees, in consideration of the above-described payments, that he will reasonably cooperate with Company to effect the transition of his responsibilities as required by Company. McWey further agrees, in consideration of the above-described payments, that after the execution of this Agreement, he will reasonably cooperate with and assist Company by providing information relevant to matters as to which he gained knowledge while employed by Company and/or its predecessors and that, upon reasonable notice from Company, he will meet with Company’s attorneys and other representatives, appear at hearings, depositions, trials and other proceedings relating to such matters. Company shall reimburse McWey for all reasonable and necessary out-of-pocket expenses necessitated by his cooperation hereunder.

7. Return of Materials.

On the Termination Date, McWey shall return to the Company all Global documents (and all copies thereof) and other Global property in McWey’s possession at any time, including, but not limited to, Global files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, product supply information, parts supply information, information about Company employees, customer identity information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody Trade Secrets and Confidential Information of Global (and all reproductions thereof). McWey shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilations or other representations of such information or things or their contents. Company may withhold payment of any amounts due hereunder subject to the return of all such information and property.

8. Confidentiality of this Agreement.

The provisions of this Agreement shall be held in strictest confidence by McWey and McWey shall not publicize or disclose any provision of it in any manner whatsoever; provided, however, that McWey may disclose this Agreement: (a) to McWey’s attorney, accountant, and financial advisor; and (b) as required by order of a court of competent jurisdiction or as otherwise required by law.

9. Acknowledgment.

Company hereby advises McWey to consult with an attorney or other advisor prior to executing this Agreement. McWey expressly acknowledges and agrees that he has read this Agreement and Release carefully, that he has had ample opportunity to consult with an attorney and that he fully understands that the Agreement is final and binding. McWey acknowledges that this Agreement contains a release of potentially valuable claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. McWey also acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing, that he has not requested or been denied additional time to consider this Agreement and that he is signing this Agreement voluntarily, with the full intent of releasing Company from all claims.

10. Effective Date and Revocation.

Subject to the foregoing, this Agreement shall become effective and enforceable at twelve o’clock (12:00) noon on the eighth (8th) day immediately following the date of execution of this Agreement (the “Effective Date”) and the parties agree that McWey may revoke the Agreement at will prior to that time by giving written notice of the revocation to Company. Such notice must be delivered to Suellyn P. Tornay, General Counsel, Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, and must be received by her at or before the above-mentioned eighth-day deadline. McWey agrees that, if he revokes the Agreement prior to that time, he agrees that all obligations of the Releasees hereunder shall be null, void and of no effect. The Agreement may not be revoked after that time. McWey agrees that if he ever attempts to rescind, revoke or annul this Agreement after the Effective Date or if he attempts at any time to make, assert or prosecute any claim(s) covered by the Release and Covenant Not To Sue contained in Paragraph 3 above, other than claims solely under the ADEA, he will, prior to filing or instituting such claim(s), return to Company any all payments already received by him under this Agreement plus interest at the highest legal rate. Nothing in this Agreement shall limit Company’s rights to seek and obtain other remedies for breach of this Agreement.

11. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia, except the choice of law provisions thereof. Any legal action regarding this Agreement or the provisions hereof shall be brought in a court of competent jurisdiction in or including Fulton County, Georgia and both parties consent to the jurisdiction of such courts and waive any objections to such jurisdiction.

12. Entire Agreement and Severability.

The parties agree that this document constitutes their entire Agreement regarding the settlement and release of McWey’s claims. This Agreement supersedes all other agreements between McWey and any Releasee, including Company. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect. Because this Agreement is the product of negotiations between both parties, neither party may be considered the drafter of the Agreement and no ambiguity in any provision shall be construed against either party on account of that party being considered the drafter of that provision or of this Agreement. The parties agree that all provisions of this Agreement, except the Release and Covenant Not to Sue, are severable from one another and this Agreement may not be modified except by a written document signed by both parties expressly stating that it is intended as an amendment.

I have read this Separation and Settlement Agreement (which includes a release of all claims). I understand all of its terms and I agree to those terms.

GLOBAL PAYMENTS INC.	MCWEY

By:
Name:	Jeffery C. McWey
Title:
Date:	Date:

EXHIBIT A

Form of Release

This Release is granted effective as of the              day of             ,             , by Jeffery C. McWey (“Executive”) in favor of Global Payments Inc. (the “Company”). This is the Release referred to that certain Employment Agreement effective as of October 26, 2001 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Georgia law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.